August 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Transamerica Asset Allocation Variable Funds (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of the Transamerica Asset Allocation Variable Funds dated June 30, 2010. We agree with the statements concerning our Firm in such Form N-SAR under the heading "Change in Independent Registered Public Accounting Firm".


Very truly yours,

CHANGE OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM. PricewaterhouseCoopers LLP ("PwC") served as independent registered certified public accounting firm through April 7, 2010. On April 8, 2010, upon recommendation by the Transamerica Asset Allocation Variable Funds' ("TAAVF") Audit Committee, the TAAVF Board selected Ernst & Young LLP to replace PwC as the independent public accountant for the fiscal year ending December 31, 2010.

The reports of PwC on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through April 7, 2010, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years.

During the two most recent fiscal years and through April 7, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

TAAVF has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter will be filed as Exhibit 77 to Form N-SAR.